Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS OCTOBER 21, 2004

USA Truck, Inc. (NASDAQ NMS: USAK) today announced quarterly operating revenues, before fuel surcharge, of $85.4 million for the quarter ended September 30, 2004, an increase of 15.6% from $73.9 million for the same quarter of 2003. Net income increased 35.7% from $1.5 million for the quarter ended September 30, 2003 to $2.0 million for the same quarter of 2004. Diluted net income per share increased 37.5% from $0.16 for the quarter ended September 30, 2003 to $0.22 for the same quarter of 2004.

Operating revenues, before fuel surcharge, increased 18.3% from $211.9 million for the nine months ended September 30, 2003 to $250.7 million for the same period of 2004. Net income increased 98.0% from $2.2 million for the nine months ended September 30, 2003 to $4.4 million for the same period of 2004. Diluted net income per share increased 95.8% from $0.24 for the nine months ended September 30, 2003 to $0.47 for the same period of 2004.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Revenue, before fuel surcharge	$85,419	$73,916	$250,726	$211,895
Fuel surcharge	6,949	2,852	16,879	9,656

Total revenue	92,368	76,768	267,605	221,551

Operating expenses and costs:
Salaries, wages and employee benefits	32,435	27,422	94,160	81,366
Fuel and fuel taxes	21,000	14,288	58,163	43,500
Depreciation and amortization	9,300	7,766	26,544	22,715
Purchased transportation	7,570	6,443	22,019	18,534
Operations and maintenance	5,858	7,598	19,434	19,519
Insurance and claims	5,698	4,507	18,905	13,819
Operating taxes and licenses	1,449	1,163	4,249	3,371
Communications and utilities	855	828	2,295	2,251
Gain on disposal of revenue equipment, net	(688)	(314)	(788)	(695)
Other	3,847	3,279	10,861	9,572

Total operating expenses	87,324	72,980	255,842	213,952

Operating income	5,044	3,788	11,763	7,599
Other expenses (income):
Interest expense	955	590	2,443	1,879
Other, net	(1)	19	9	71

Total other expenses, net	954	609	2,452	1,950

Income before income taxes	4,090	3,179	9,311	5,649
Income tax expense	2,041	1,669	4,926	3,434

Net income	$2,049	$1,510	$4,385	$2,215

Per share information:
Average shares outstanding (Basic)	9,237	9,330	9,280	9,324

Basic net income per share	$0.22	$0.16	$0.47	$0.24

Average shares outstanding (Diluted)	9,396	9,364	9,388	9,354

Diluted net income per share	$0.22	$0.16	$0.47	$0.24

Key Operating Statistics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total miles (loaded & empty)	65,586,260	59,249,466	193,863,218	171,642,438
Empty mile factor	8.26%	8.91%	8.32%	9.10%
Revenue per mile(1)	$1.302	$1.248	$1.293	$1.235
Average number of tractors	2,228	2,006	2,169	1,933
Miles per tractor	29,437	29,536	89,379	88,796
Average miles per tractor per week	2,300	2,308	2,340	2,337
Miles per trip(2)	839	857	839	856
Number of shipments(3)	86,513	71,971	248,268	207,897
Operating ratio(4)	94.1%	94.9%	95.3%	96.4%

(1)	Revenue per mile is based upon revenue, before fuel surcharge.
(2)	Miles per trip is based upon shipments for which we use our own tractors to transport our customers’ freight.
(3)	Number of shipments includes both shipments for which we use our own tractors and brokerage and third party logistics services where we engage other carriers to transport our customers’ freight.
(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the three months ended September 30, 2004 to the three months ended September 30, 2003, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We are pleased to post 15.6% revenue growth, before fuel surcharge, while simultaneously driving our operating ratio down to 94.1%, its lowest level since the fourth quarter of 1999. Our earnings per share of $0.22 is also our strongest earnings quarter since the fourth quarter of 1999. The price per gallon of fuel was up 29.7% this quarter versus last year and climbed steadily throughout the quarter. After fuel surcharge recoveries, this increase cost us approximately $0.07 per share this quarter versus a year ago.

Economic conditions in the form of tight industry capacity and strong freight demand afforded us the opportunity to work on revenue quality throughout the quarter. We were able to grow our revenue, before fuel surcharge, in excess of our tractor growth due to a 4.3% increase in freight rates, which was aided by a decline in empty miles to 8.3% of total miles.

On the cost side of the business, we saw significant quarter-over-quarter margin improvements, primarily the result of a 22.9% reduction in operations and maintenance costs. The vast majority of that improvement was due to reduced revenue equipment maintenance costs. There is a very strong correlation between maintenance costs and equipment ages. We have been executing an aggressive plan to reduce the average age of our fleet for the past six quarters. Our tractors and trailers averaged 20 and 48 months of age, respectively, this quarter compared to 29 and 55 a year ago. Our business model calls for 21 and 42 months, so we’re very close to being back to our targeted ages.

We have worked diligently over the past several years to improve our operating margins. Our earnings are beginning to reflect those efforts, but we still have a lot of work to do. We will continue to focus on controlling costs and soliciting increased freight rates.

The Company also announced that its Board of Directors has authorized the Company to repurchase up to 500,000 shares of its outstanding common stock over a three-year period ending October 19, 2007, dependent upon market conditions. Common stock purchases under the authorization may be made from time to time on the open market or in privately negotiated transactions at prices determined by the Chairman of the Board or President of the Company. This new authorization is effective immediately. Repurchased shares may be reissued under the Company’s equity compensation plans or as otherwise directed by the Board of Directors. The Board of Directors previously authorized the Company to repurchase up to 500,000 shares of its common stock during the three-year period from October 17, 2001 to October 16, 2004. Under this previous authorization, the Company repurchased 4,000 shares of common stock.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by transferring trailers at our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633